April 22, 1998

DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 1998 FINANCIAL RESULTS

DST Systems, Inc.(DST) announces financial results for the quarter ended
March 31, 1998.

For the quarter ended March 31, 1998, DST's consolidated net income was $18.6 million, an increase of 23.0% over first quarter 1997 net income of $15.1 million. Basic earnings per share were $.38 ($.37 on a diluted basis) for the current year quarter, an increase of 26.7% and 23.3% respectively, compared to earnings per share of $.30 (both basic and diluted)for the quarter ended March
31, 1997.

Revenues for the quarter ended March 31, 1998 totaled $187.4 million an increase of 18.1% over the prior year. U.S. revenues were $157.5 million for the quarter, an increase of 13.6% over 1997 revenues. The revenue increase resulted from higher levels of mutual fund, output processing, Automated Work Distributor
(AWD(sm)) and subscriber management volumes.

U.S. mutual fund shareowner accounts serviced totaled 45.9 million at March 31, 1998, an increase of 2.0% from the 45.0 millio serviced at December 31, 1997 and an increase of 9.8% from the 41.8 million serviced at March 31, 1997. As expected and earlier reported, during the quarter Prudentia internalized the processing for approximately 900,000 mutual fund shareowner accounts. Excluding the Prudential shareowner accounts removed, accounts serviced grew by 1.8 million, or 4.1% from December 31, 1997. Increased IRA activity contributed to account growth. For the quarter ended March 31, 1998, new IRA accounts opened increased by 470,000 accounts over the 1997 quarter, and approximately two-thirds of the increase were the new Roth or Educational IRA accounts. U.S.
output processing pages printed for the quarter increased 9.1% over first quarter 1997 volumes to 428.1 million pages. U.S. AWD workstations licensed increased 4.6 % over year end 1997 levels.

International revenues totaled $29.9 million for the quarter, a 49.6% increase over comparable prior year revenues. The increase was attributable to significantly higher software and services revenues from the Company's investment accounting products. Canadian mutual fund processing and international AWD revenues also increased.

Consolidated income from operations increased 31.7% over the prior year quarter to $31.2 million, resulting in an operating margin of 16.7%, as compared to 14.9% for the prior year. U.S. income from operations increased 8.0% to $28.1 million. U.S. costs and expenses increased 15.7%, principally due to increased personnel costs to support revenue growth. U.S. depreciation and amortization costs grew 10.4% in the first quarter 1998 to $19.7 million as a result of one time write-offs of intangible assets totaling $3.2 million, primarily associated with a $2.6 million contract termination fee received in the quarter. Without these non-recurring items, U.S. income from operations would have risen by 10.2% and U.S. operating margin would have been 18.5%. International businesses posted an aggregate operating income of $3.1 million for the current year quarter, as compared to an operating loss of $2.4 million for the 1997 quarter, primarily resulting from increased investment accounting software and services and Canadian mutual fund processing revenues.

Equity in earnings of unconsolidated affiliates was a loss of $0.4 million for the quarter ended March 31, 1998, as compared to a profit of $1.0 million for the quarter ended March 31, 1997, resulting from increased losses at European
Financial Data Services (EFDS), and lower earnings at Argus Health Systems, Inc.
Earnings at Boston Financial Data Services increased nominally over the prior year.

Interest expense totaled $2.3 million for the quarter ended March 31, 1998, up slightly from the $2.2 million recorded in the prior year quarter.

DST's effective tax rate rose to 36.8% for the first quarter 1998, as compared to 35.2% for the prior year quarter, primarily caused by changes in the components of taxable income.

Other Actions
During the quarter, DST purchased 200,000 shares of its common stock, completing its 1.2 million share repurchase program. The shares purchased will be available to employees under DST's stock award program and to provide to option holders who exercise options.

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

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                           March 31, 1997          March 31, 1998
                                                                           --------------          --------------

Revenues                                                                   $ 158,684                 $ 187,423

Costs & Expenses                                                             115,354                   134,421
Depreciation & Amortization                                                   19,629                    21,780
                                                                     ----------------           ---------------

Income from Operations                                                        23,701                    31,222

Interest Expense                                                              (2,163)                   (2,301)
Other Income                                                                     979                       841
Equity in Earnings (Losses) of Unconsolidated Affiliates                       1,044                      (444)
                                                                     ----------------           ---------------

Income Before Income Taxes & Minority Interest                                23,561                    29,318

Income Taxes                                                                   8,302                    10,792
                                                                     ----------------           ---------------

Income Before Minority Interest                                               15,259                    18,526

Minority Interest in Income (Losses)                                             156                       (47)
                                                                     ----------------           ---------------

Net Income                                                                  $ 15,103                  $ 18,573
                                                                     ================           ===============

Average Common Shares Outstanding                                             49,529                    49,002

Basic Earnings Per Share                                                       $0.30                     $0.38

Diluted Earnings Per Share                                                     $0.30                     $0.37




DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol:  DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer